Exhibit 10.3

Vista Outdoor Inc.

Executive Severance Plan effective February 10, 2015

Vista Outdoor Inc. (“Vista” or the “Company”) provides a severance benefit to eligible Executives who are involuntarily terminated for convenience or due to lay off or reduction in workforce. Note that severance is not available in other types of terminations including voluntary resignation or termination for cause nor is severance available when a participant is reassigned to another position or offered other employment by a successor or acquiring company.

This document constitutes the Vista Executive Severance Plan (the “Plan”), and also serves as the summary plan description (“SPD”), for eligible employees adopted by the Company effective February 10, 2015.  A Change in Control does not trigger any benefits under this Plan.

A severance payment is contingent upon a signed (and unrescinded) general release of all claims against Vista and its affiliates in a form acceptable to Vista.  Upon official notification of termination, an individual will have a period of time to consider whether to accept and sign the general release.  The form of release may vary from state to state and it may be changed from time to time.

Questions

Contact Vista’s Senior Vice President of Human Resources if you have questions about this Plan. You may obtain a printed copy of this SPD from Vista’s Human Resources Department.

Reservation of rights

Vista reserves the right to change, amend or terminate this Plan or to change the severance benefit available under this Plan at any time in Vista’s sole discretion.

Summary Plan Description (SPD) for Executives at Vista and its associated companies. February 10, 2015

Plan highlights

Plan feature	How it works

Plan participation

You automatically become a participant in this Plan when you become a Tier 1 Executive or a Tier 2 Executive (each as defined below and collectively, an “Executive”).  If at any time, you are demoted or otherwise removed from an Executive position, then you are disqualified from participation in this Plan.  Persons in contractor or consultant positions are not eligible for benefits under this Plan.

Plan cost	Vista will pay the entire cost of severance benefits paid under this Plan out of its general funds.

Benefit eligibility

You may be offered a severance benefit if you are involuntarily terminated for convenience or due to layoff or reduction in workforce as determined by Vista and all other conditions of this Plan are met.

Form of Benefit

If eligible, you will be provided at least two weeks’ notice of your termination date, or pay in lieu of notice, and a severance benefit that includes a lump-sum severance payment in an amount set forth in this Plan, plus an additional lump-sum payment to offset costs to continue health care, and outplacement services.

Benefit amount

For a Tier 1 Executive, the amount of severance is equal to 12 months of base salary.

For a Tier 2 Executive, the amount of severance is equal to two weeks of base salary for each full year of continuous service with Vista measured from the most recent hire date and calculated as of the effective date of termination.  The minimum severance payment is 26 weeks of base salary (if you have at least one full year of continuous service), and the maximum severance payment is 39 weeks of base salary.

Note that this Plan has a non-duplication of severance benefit provision.

General Release

You are required to sign a general release of all employment-related claims prior to receiving a severance payment.  This agreement includes post-employment restrictions relating to competition and non-solicitation of workforce.

When benefit is payable	Severance is payable after the termination of your employment and after the rescission period set in your signed general release, if any, has elapsed.

Table of contents

Cover note	1

Reservation of rights	1

Plan highlights	2

About this Plan	3

Introduction	4

Plan eligibility
Benefit eligibility
Coordination with employment agreements and other separation benefits	7

Form of severance benefit

Notice
Severance Payment
Other Severance Benefits

General provisions	8

Year of Service
General Release
Post-Employment Restrictions
Pro-rata benefit for part-time employees
Non-duplication provision
Medical or disability leave
Plan may be amended or terminated
Section 409A of the Internal Revenue Code of 1986

Administration (ERISA)	11

About this Plan

•          This document constitutes the Executive Severance Plan (the “Plan”), and also serves as the summary plan description (“SPD”).  It explains who is eligible, what the benefit is, and how and when the benefit may be distributed.

•          See the Administration section for additional administrative information, including your rights under the Employee Retirement Income Security Act (ERISA).

Introduction

The Vista severance benefit is designed to provide you with advance notice of termination, a lump sum severance payment, and other benefits described herein, if you are involuntarily terminated for convenience or due to a layoff or reduction in workforce from active regular full-time or regular part-time employment with Vista or any of its associated companies.

For a Tier 1 Executive, the amount of severance is equal to 12 months of base salary.  For a Tier 2 Executive, the amount of severance is equal to two weeks of base salary for each full year of continuous service with Vista measured from the most recent hire date and calculated as of the effective date of termination.  It may include service with a predecessor company. (See page 9.)  The minimum severance payment is 26 weeks of base salary (if you have at least one full year of continuous service) and the maximum severance payment is 39 weeks of base salary.

Plan eligibility

You are eligible to participate in this Plan if you are an active regular full-time or regular part-time salaried employee currently in a Tier 1 or Tier 2 Executive position.

•                  You are in a Tier 1 Executive position if you are a “Section 16 Officer,” i.e., an executive officer elected by the Vista Board of Directors and required to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

•                  You are in a Tier 2 Executive position if you are at or above a level to be determined by the Compensation Committee of Vista’s Board of Directors and you are eligible to participate in the Vista executive incentive program but are not a Section 16 Officer.

If you are eligible to participate in this Plan, you will remain a participant in this Plan until the earliest of the following events occur:

•          You voluntarily terminate your employment.  (As used in this Plan, a voluntary termination of employment excludes a formal Request for Layoff Consideration, which may be periodically offered);

•          You are terminated for cause by Vista;

•          You die, retire, or receive all severance benefits provided for under this Plan, or you no longer qualify to receive benefits under this Plan; or

•          Vista no longer offers this Plan.

For purposes of this Plan, termination for cause shall include termination for (i) any material failure by you to perform your duties, (ii) your gross negligence or willful or intentional wrongdoing or misconduct, (iii) a material breach by you of any confidentiality agreement with the Company or duty of loyalty to the Company, (iv) your commission of an act of personal dishonesty which involved material personal profit in connection with the Company, or (v) your conviction or guilty plea by you of a felony offense or a crime involving moral turpitude.  If Vista so terminates your employment for cause, then you will not be eligible for any payments or benefits under this Plan.

You are not eligible to participate in this Plan if:

•          You are classified as other than a regular employee, e.g., temporary status, independent contractor, temporary agency employee, consultant, etc.; or

•          You are not an Executive of Vista or an associated company.

In addition, you are disqualified from participation in this Plan if you are not actively at work as of the effective date of your termination.  Generally, you are not considered actively at work if you are on a leave of absence in excess of 90 consecutive calendar days, and you are not being paid wages or Paid Time Off.  (Note: Employees on military leave of absence covered by the Uniformed Services Employment and Reemployment Rights Act (USERRA) are not disqualified from receiving a severance benefit.)

Benefit eligibility

If you are eligible to participate in this Plan, you may qualify for a severance benefit when all of the following conditions are met:

•                  You are involuntarily terminated for convenience or due to a layoff or reduction in workforce;

•                  You have signed a general release of all employment-related claims or potential claims against Vista after you are officially notified of termination and within the consideration period set in your general release; and

•                  The rescission period set in your general release, if any, has elapsed.

For purposes of this Plan, termination for convenience shall mean an involuntary termination of your employment by Vista at any time without cause.  If Vista so terminates your employment, then you may be eligible for severance.

Even if you are eligible, you will not qualify for a severance benefit if:

•          You refuse to work during the notice period or fail to satisfactorily perform your job until your termination date, as determined in the sole discretion of Vista;

•          You refuse to comply with a confidentiality agreement or non-compete agreement or you disclose Vista trade secrets or confidential or proprietary information;

•          You intentionally damage or refuse to return Vista or customer property;

•          You engage in conduct or behavior that would otherwise lead to termination of your employment such as disclosing confidential information, disparaging the Company, mistreating or harassing other employees, or violating other workplace rules or Vista’s code of conduct; or

•          You are a participant in Vista’s change-in-control severance plan and your termination of employment will entitle you to severance payments under that plan.  Under no circumstances will you receive benefits under both the change-in-control severance plan and this Plan as a result of the termination of your employment.

Severance benefits are not paid under this Plan in the following situations:

•          You are placed on a directed leave of absence or a temporary layoff status, as determined by the Company; or operations have been temporarily interrupted due to a maintenance or vacation shutdown, material shortage, etc.;

•          Your location, business unit, or work function is sold, transferred, outsourced, or merged with a third party and you are offered employment by or you are transferred to the purchaser or other third party, whether or not you accept such employment;

•          Your termination is for cause;

•          A Change in Control occurs;

•          You are transferred from one Vista location to a different Vista location;

•          Your position is eliminated and you are offered a comparable position with Vista within the same geographic area;

•          You voluntarily terminate, resign, abandon your position (e.g., refuse to work until your termination date), or fail to return from an approved leave of absence; or

•          You are not eligible to participate in this Plan on the effective date of your termination of employment with Vista.

Even if severance benefits have commenced, all remaining benefits will be forfeited and your severance benefit will be terminated automatically if Vista determines in its sole discretion that:

•          You should have been disqualified or ineligible from receiving benefits under this Plan because of one of the conditions listed above;

•          You engage in any conduct that damages Vista’s business or defames or slanders Vista’s name or business reputation; or

•          You violate any provisions of your signed general release.

Coordination with employment agreements and other separation benefits

Vista retains the right to enter into side agreements with you that amend your rights under this Plan.  This Plan does not supersede any additional rights you may have pursuant to an employment agreement or under federal or state law.  However, if you are entitled to any other severance or termination of employment benefits, other than those provided by this Plan, then your benefits under this Plan will be reduced by the amounts of such other payments.  In that event, if such other payments are made at a time or in a form different from the time and form for payments under this Plan, and residual amounts are payable under this Plan, then such residual amounts shall be paid at the same time and in the same form as such other payments.  In addition, to the extent you waive your rights under this Plan pursuant to such an agreement, in no event will you receive any payment hereunder.

Forms of severance benefit

If you meet the Plan eligibility and benefit eligibility requirements contained in this Plan and you are eligible for a severance benefit, your severance benefit may include the following:

Notice

You will normally be given up to two weeks’ notice of your termination date.  Unless otherwise directed by Vista, you are expected to work through your termination date.  Failure to work during the notice period may disqualify you from receiving severance benefits.  Layoff notification paperwork will include the length of the notice period.  Vista retains the right to offer you two weeks’ pay in lieu of notice.

Severance Payment

•                  Your severance payment will be paid in a lump sum and will include:

•                  For a Tier 1 Executive:

•                  An amount equal to 12 months of base salary, regardless of length of service or time in position,

•                  Plus an additional lump sum of $15,000 to offset the cost of continuing health care coverage.

•                  For a Tier 2 Executive:

•                  An amount equal to two weeks of base salary for each full year of continuous service with a minimum of 26 weeks of base salary (if you have at least one full year of continuous service) and a maximum of 39 weeks of base salary.  For example, a Tier 2 Executive with one year of service is eligible for 26 weeks of base salary (minimum); a Tier 2 Executive with 14.5 years of service is eligible for 28 weeks of base salary (full years of service multiplied by two weeks of base salary); and a Tier 2 Executive with 21 years of service is eligible for 39 weeks of base salary (maximum).

•                  Plus an additional lump sum of $8,000 to offset the cost of continuing health care coverage.

•                  Subject to your signing and not revoking a general release as described below, your severance payment will be made no later than 2 ½ months following your termination of employment.

•                  The number of months or weeks of base salary, as applicable, to which you are entitled is referred to as your “Severance Period” for purposes of this Plan.

Additional notes:

•          Taxes and other required or authorized payroll deductions will be withheld.

•          None of your severance payment will be considered pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any Vista qualified or non-qualified retirement plan.

•          Except as expressly provided in this Plan, severance payments under this Plan will be reduced by payments payable to you under any other Vista severance plans or your employment agreement, as applicable.

•          Any money you owe Vista that has not been repaid as of your termination date will be withheld from your severance payment.

Other Severance Benefits

Outplacement Services:  Vista will provide you with outplacement services, the scope and provider of which will be determined by Vista.  You must utilize these outplacement services within six months of your termination date.  You may not receive a cash payment in lieu of this benefit.

Note

Vista Equity-Based Awards:  This Plan does not affect how stock incentives or bonuses such as stock options, restricted stock, restricted stock units or performance-based equity awards are treated upon a termination of employment.  The terms of your individual award agreements and the plans that govern such awards will govern in the event of a termination of your employment.  Payments for Vista equity-based awards will not be deducted from your severance benefit under this Plan.

General provisions

Year of Service

For purposes of this Plan, a Tier 2 Executive’s severance payment amount is based on full years of service with Vista.  Service includes continuous active regular status employment measured from the most recent hire date.  It also includes service with Alliant Techsystems Inc. (ATK), provided that you were continuously employed by ATK until the spin-off of Vista by ATK and then subsequently by Vista. It may also include service with a predecessor company, i.e., a company that is acquired by Vista.  It does not include time worked as a temporary status employee, independent contractor, temporary agency employee, consultant, etc. Service is calculated as of the effective date of termination.

If you are a Tier 2 Executive, any period of employment with a predecessor company will only be included in the calculation of your severance benefit if (1) you were employed by the predecessor company on the effective date of its acquisition by Vista or you were continuously employed by ATK until the spin-off of Vista by ATK and then subsequently by Vista, (2) you are eligible to participate in Vista’s executive incentive program, and (3) your service with the predecessor company is not specifically excluded by this Plan.

General Release

You are required to sign a general release of all employment-related claims prior to receiving any severance benefit.  This general release includes a release of all claims and causes of action, arising, or which may have arisen, out of or in connection with your employment or termination from employment with Vista.  If you are eligible for a severance payment, you will have up to 45 calendar days to consider signing the general release.  After you sign the general release, you will have up to 15 calendar days during which to rescind the general release.  The specific length of the consideration period and rescission period, if any, will be set in your individual general release.

Post-Employment Restrictions

•                  Competition Restrictions.  In order to protect Vista’s legitimate interests, including, but not limited to, confidential information, trade secrets, and customer/vendor relationships, you will not, during the Severance Period, directly or indirectly, personally engage in, nor shall you own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, or be connected in any manner with any person or entity that develops, manufactures, distributes, markets or sells services or products competitive with those that Vista manufactures, markets or sells to any customer anywhere in the world, during the Severance Period.  If during your Severance Period, you wish to obtain other non-competitive employment, you agree to meet and confer in good faith with Vista prior to accepting such employment.  You will provide Vista with the name of any potential future employer and give Vista the right to provide a copy of this provision to such potential employer.

•                  Non-Solicitation.  During the Severance Period, you will not, directly or indirectly, solicit any of Vista’s employees for the purpose of hiring them or inducing them to leave their employment with Vista, nor will you own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the Severance Period.

•                  Breach.  If in Vista’s sole determination, you breach any of these Post-Employment Restrictions, Vista will be entitled to injunctive relief in addition to any other legal or equitable remedies.  At that time, Vista will immediately discontinue any remaining severance benefits.  Further, Vista is entitled to repayment of the percentage of your severance benefits providing consideration for these provisions.  This percentage will be identified in your General Release of Claims agreement.

Pro-rata benefit for part-time employees

If on the date your employment terminates you are classified as a regular part-time employee, your severance benefit is pro-rated, based on your current base pay and average number of hours worked over the past six months.

Non-duplication provision

For purposes of determining your severance benefit under this Plan, your full years of service are measured from your most recent hire date.  Subject to the section above entitled “Years of Service,” you will not receive a severance benefit for any previous period of employment, regardless of whether you previously received severance under this Plan or under the plan of a predecessor or affiliated company.  If due to a unique circumstance, you received severance pay or paid leave in lieu of service since your most recent hire date under this Plan or under the plan of a predecessor or affiliated company, then the years of service used to calculate the severance benefit amount you received will be subtracted from any future severance benefit.

Medical or disability leave

Like other employees who are not actively at work for more than 90 days, employees not at work due to a medical or disability leave generally are not eligible for severance when their job position is eliminated.  If the leave of absence qualifies for Short Term Disability or the employee is in the first six months of Long Term Disability, and the employee is able to return to work prior to exhausting Short Term Disability or the first six months of Long Term Disability, but there is no job position to return to, then Vista may offer the employee a severance benefit.

Plan may be amended or terminated

At any time prior to a Change in Control, Vista, through Vista’s Compensation Committee of the Board of Directors, has the sole discretion to change, amend or terminate this Plan or to change the severance benefit available under the Plan at any time.

For purposes of this Plan, Change in Control has the same meaning as “Change in control” in the Vista Outdoor Inc. Income Security Plan, as such may be amended from time to time.

In the event of a Change in Control, this Plan may not be amended, changed or terminated for a period of one year from the effective date of a Change in Control in a manner that would adversely affect eligible Plan participants unless 80 percent of such participants provide written consent.

Section 409A of the Internal Revenue Code of 1986

It is intended that the provisions of this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If, at the time of your separation from service (within the meaning of Section 409A), you are a specified employee (within the meaning of Section 409A), amounts constituting deferred compensation (within the meaning of Section 409A) that are payable under this Plan on account of your separation from service will be paid, without interest, on the first day of the seventh month following such separation from service.  Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Plan may not be reduced by, or offset against, any amount owing by you to Vista.  For the purposes of Section 409A, each payment under this Plan will be deemed to be a separate payment.  Notwithstanding any provision of this Plan to the contrary, Vista reserves the right to make amendments to this Plan as Vista deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on your or for your account in connection with this Plan (including any taxes and penalties under Section 409A).

Administration

The Employee Retirement Income Security Act of 1974 (ERISA) requires that you be given certain information to help you answer administrative questions about this Plan.  Also detailed in this section is the appeal process if your claim for benefits is denied, as well as your legal rights under ERISA.

Name of Plan	Vista Outdoor Inc. Employee Welfare Benefit Plan (Plan No. 501)

Plan Sponsor and Plan Administrator	Vista Outdoor Inc. 938 University Park Boulevard, Suite 200 Clearfield, UT 84015

Administration

Responsibility for administration of this Plan and interpretation of this Plan’s provisions rests with Vista, acting through its officers and employees. Except with respect to Tier 1 Executives (also referred to as “Section 16 Officers,” as described in this Plan under “Introduction — Plan eligibility”), the Compensation Committee of Vista’s Board of Directors (the “Committee”) may delegate to Vista’s Senior Vice President of Human Resources the authority to make final determinations regarding Plan eligibility and to provide conclusive interpretation of Plan provisions.

The Committee decides appeals of denied claims for Tier 1 Executives, and Vista’s Senior Vice President of Human Resources has this responsibility for Tier 2 Executives.  The Committee has final discretionary authority to decide claim appeals under this Plan for Tier 1 Executives, and the Senior Vice President of Human Resources has that final discretionary authority for Tier 2 Executives.

Correspondence regarding this Plan should be directed to the Senior Vice President Human Resources at the Company address shown above.

Employer Identification Number	47-1016855

Plan Number	501

Type of Plan	Welfare plan, Severance

Plan Eligibility	As defined in the “Introduction — Plan eligibility” section of this Plan

Plan Funding	Unfunded — Benefits are paid from Employer’s general assets.

Plan Year	Plan year begins on January 1 and ends on December 31.

Agent for Legal Process	General Counsel Vista Outdoor Inc. 938 University Park Boulevard, Suite 200 Clearfield, UT 84015

CLAIMS

If you believe you may be entitled to benefits, or you disagree with any decision regarding your benefit, you should present a written claim / appeal to Vista at the following address. (An oral claim or request for review is not sufficient.)

Vista Outdoor Inc.
Attn: Senior Vice President of Human Resources
938 University Park Boulevard, Suite 200

Clearfield, UT 84015

801-779-4600

If you do not file a written claim or follow the claims procedures, you may give up legal rights.

A Claim for Benefits

A “claim” for benefits is a request for benefits under this Plan filed in accordance with this Plan’s claims procedures. To make a claim or request review of a denied claim, you must file a written claim with Vista at the address shown above.  An oral claim or request for review is not sufficient.

Steps in Filing a Claim

Time for Filing a Claim.  You must file your written claim with Vista within one year after the date you knew or reasonably should have known of the facts behind your claim.

Filing a Claim.  You must file your claim with Vista at the address noted above.  You must include the facts and arguments that you want considered during the claims procedure.

Response from Vista.  Within 90 days of the date Vista receives your claim, you will receive a written or electronic notice of the decision or a notice describing the need for additional time (up to 90 additional days) to reach a decision.  If Vista (or in the case of a Section 16 Officer, the Compensation Committee of the Vista Board of Directors (the “Committee”)) notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision.  If Vista (or in the case of a Section 16 Officer, the Committee) denies your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, your right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if your claim is denied upon review, and it will also explain your right to request a review.

Steps in Filing Request for Review.

Time for Filing a Request for Review.  If Vista (or in the case of a Section 16 Officer, the Committee) denies your claim, you may request a review of your claim by Vista’s Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee).  Vista must receive actual delivery of your written request for review within 60 days after the date you receive notice that your claim was denied.

Filing a Request for Review of a Denied Claim.  You may file a request for review of a denied claim with Vista, which will be forwarded to the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee). Your request must include issues that you want considered in the review.  You may submit written comments, documents, records, and other information relating to your claim.  Upon request, you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process.

Response from Vista or Compensation Committee on Review. Within 60 days after the date Vista receives your request, you will receive a written or electronic notice of the decision or a notice describing the need for additional time (up to 60 additional days) to reach a decision.  If you are notified that the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) needs additional time, the notice will describe the special circumstances requiring the extension and the date by which a decision is expected to be reached.  If the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) affirms the denial of your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process, and your right to file a civil action under section 502(a) of ERISA.

If the Senior Vice President of Human Resources or the Compensation Committee Requests Further Information Regarding Your Claim on Review.  If the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) determines that further information is needed to complete the review of your denied claim, you will receive a written notice describing the additional information necessary to make the decision.  You will then have 60 days from the date you receive the notice requesting additional information to provide it to the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee).  The time between the date the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) sends the request to you and the date of receipt of the requested additional information from you shall not count against the 60-day period in which the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) has to decide your claim on review.  If the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) does not receive a response, then the period by which the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) must reach a decision shall be extended by the 60-day period provided to you to submit the additional information.  Note:  If special circumstances exist, this period may be further extended.

In General.  The Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) will make all decisions on claims and review of claims.  With respect to the review of original and denied claims, the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) has the sole discretion, final authority, and responsibility to decide all factual and legal questions under this Plan.  This includes interpreting and construing this Plan and any ambiguous or unclear terms, and determining whether a claimant is eligible for benefits and the amount of the benefits, if any, a claimant is entitled to receive.  The Senior Vice President of Human Resources` (or in the case of a Section 16 Officer, the Committee) may hold hearings and reserves the right to delegate its authority to make decisions. The Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) may rely on any applicable statute of limitations as a basis to deny a claim.  The Senior Vice President’s (or in the case of a Section 16 Officer, the Committee’s) decisions are conclusive and binding on all parties.  You may, at your own expense, have an attorney or representative act on your behalf, but the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) reserves the right to require a written authorization for a person to act on your behalf.

Time Periods.  The time period for review of your claim begins to run on the date Vista receives your written claim.  Similarly, if you file a timely request for review, the review period begins to run on the date Vista receives your written request.  In both cases, the time period begins to run regardless of whether you submit comments or information that you would like to be considered on review.

Limitations Period.  If you file your claim within the required time, complete the entire claims procedure, and the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) denies your claim after you request a review, you may sue over your claim (unless you have executed a release on your claim).  You must, however, commence that suit within 30 months after you knew or reasonably should have known of the facts behind your claim or, if earlier, within six months after the claims procedure is completed.

Exhaustion of Administrative Remedies.  Before commencing legal action to recover benefits, or to enforce or clarify rights, you must completely exhaust this Plan’s claim and review procedures.

Administrative Safeguards.  This Plan uses the claims procedures outlined herein and the review by the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) as administrative processes and safeguards to ensure that this Plan’s provisions are correctly and consistently applied. The Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) has the sole discretion, authority, and responsibility to decide all factual and legal questions under this Plan.  This includes interpreting and construing this Plan document and any ambiguous or unclear terms within this Plan document, and determining whether a claimant is eligible for benefits under this Plan and the amount of the benefits, if any, a claimant is entitled to receive.  The Senior Vice President’s (or in the case of a Section 16 Officer, the Committee’s) decisions are conclusive and binding on all parties.

Your legal rights.  As a participant in this Plan, you are entitled to certain rights and protections under ERISA.  ERISA requires that all Plan participants shall be entitled to:

•          Examine all Plan documents, including insurance contracts and collective bargaining agreements that govern this Plan, and a copy of the latest annual report (Form 5500) filed by this Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”).  These documents are available for inspection at no charge in the Plan Administrator’s office, and other specified locations, such as worksites and union halls.

•          Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of this Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may charge a reasonable amount for the copies.

•          Receive a summary of the annual financial report for any plan that pertains to you.  The Plan Administrator is required to furnish you with financial summaries called Summary Annual Reports (SARs).

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for plan participants, ERISA imposes certain duties on the people who are responsible for the operation of the employee benefit plans.  The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this as done, to obtain copies of documents relating to the decision without charges and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request in writing a copy of plan documents or the latest annual report from this Plan and do not receive them within 30 days, you may file suit in Federal court.  In such a case, the court may require the Plan Administrator to provide the materials to you and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with this Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.  If it should happen that Plan fiduciaries misuse this Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person or entity you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees (for example, if the court finds your claim frivolous).

Assistance with Your Questions

If you have any questions about your benefits, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington DC 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.